EXHIBIT G

FORM OF SHAREHOLDERS AGREEMENT

               THIS SHAREHOLDERS AGREEMENT (this “Agreement”) is made as of April __, 2003, by and among (i) Sun Solunet, LLC, a Delaware limited liability company (“Sun”), (ii) Hollger LLC, a Delaware limited liability company (“Hollger”), solely for purposes of Section 5(c) hereof, (iii) SAN Holdings, Inc., a Colorado corporation (the “Company”), and each other Person whose name appears on the signature page hereto or who otherwise hereafter becomes a party to this Agreement (collectively, the “Minority Shareholders”). Certain other capitalized terms used herein are defined in Section 1.

               NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

               1.Certain Definitions. The terms defined in this Section 1, whenever used in this Agreement, shall, unless the context clearly otherwise requires, have the following respective meanings:

               “Affiliate” of a Person shall mean any other Person directly or indirectly controlling, controlled by or under common control with such Person.

               “Applicable Percentage” shall have the meaning set forth herein in Section 3.1(c).

               “Common Stock” shall mean the Common Stock, no par value, of the Company.

               “Company” shall have the meaning set forth in the first paragraph of this Agreement.

               “Exempt Transfer”, as applied to any Shareholder, shall mean (a) any sale or Transfer permitted by the Registration Agreement, (b) any Permitted Affiliate Sale, (c) in the case of an individual, any Transfer to a member of the Family of such Shareholder, or a trust or other entity for the sole benefit of a member of the Family of such Shareholder, if such individual or trust or other entity agrees to be bound by the terms of this Agreement and executes a joinder hereto, or (d) any Transfer to another Shareholder.

               “Family”, as applied to any individual, shall mean (a) the children of such individual (by birth or adoption), (b) the parents, spouse and siblings of such individual, (c) the children of the siblings of such individual, (d) any trust solely for the benefit of, or any partnership, limited liability company or other entity owned solely by, any one or more of such aforementioned individuals (so long as such individuals have the exclusive right to control such trust or other entity) and (e) the estate of such individual.

               “Hollger Director” shall have the meaning set forth herein in Section 5(c).

               “Minority Shares” shall mean shares of the Company’s Common Stock owned or controlled by the Minority Shareholders.

               “Minority Shareholders” shall have the meaning set forth in the first paragraph of this Agreement.

               “Notice of Transfer” shall have the meaning set forth herein in Section 3.1(b).

               “Outside Offer” shall have the meaning set forth herein in Section 2.2(a).

               “Permitted Affiliate Sale” shall mean any sale by a holder of Common Stock to any one or more of its Affiliates, if such Affiliate agrees to be bound by the terms of this Agreement to the same extent as the transferor and executes a joinder hereto.

               “Person” shall mean an individual, a corporation, a limited liability company, an association, a joint-stock company, a business trust or other similar organization, a partnership, a joint venture, a trust, an unincorporated organization or a government or any agency, instrumentality or political subdivision thereof.

               “Prospective Purchaser” shall have the meaning set forth herein in Section 2.2(a).

               “Registration Agreement” shall mean that certain Registration Rights Agreement, dated April __, 2003, by and between the Company, Sun, and the other Persons listed on the signature page thereto.

               “Rights” shall have the meaning set forth in Section 4(a).

               “Securities Act” shall mean the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations promulgated thereunder, all as amended, modified or supplemented from time to time.

               “Selling Shareholder” shall have the meaning set forth in Section 2.2(a).

               “Shareholder” shall mean Sun, the Minority Shareholders and each other Person who shall acquire any shares of Common Stock from the Company, Sun or the Minority Shareholders and their respective heirs, executors, successors and assigns in accordance with the terms and conditions of this Agreement.

               “Transfer” shall mean any sale, pledge, gift, assignment or other transfer.

               2. Restriction on Transfer of Common Stock by Minority Shareholders.

               2.1 General. The Minority Shareholders shall not Transfer any shares of Common Stock (except in connection with an Exempt Transfer) and the Company shall not register the Transfer of, or otherwise permit the Transfer of, any shares of Common Stock by any Minority Shareholders (except in connection with an Exempt Transfer) unless (a) such Transfer has been consummated in accordance with the terms hereof and (b) the new holder thereof shall first have become a party to this Agreement and shall have agreed in writing to be bound by all of the terms and conditions hereof applicable to the Minority Shareholders. Any Transfer of Common Stock by any Minority Shareholder which is not consummated in accordance with this Agreement shall be void.

               2.2 Limited Right to Dispose of Interest.

                       (a) Bona Fide Offer to Purchase Interest. If any Minority Shareholder (or any of his, her or its transferees) shall at any time desire to Transfer all or any part of his, her or its shares of Common Stock as permitted under the terms of this Agreement, such Person (the “Selling Shareholder”) shall first obtain a bona fide written offer which such Selling Shareholder desires to accept (the “Outside Offer”) to purchase all or any portion of such Selling Shareholder’s Common Stock for a fixed cash price payable in full at the closing of such transaction. The Outside Offer shall set forth its date, the proposed purchase price, the number of shares of Common Stock proposed to be purchased, and the other terms and conditions upon which the purchase is proposed to be made, as well as the name and address of the Prospective Purchaser. “Prospective Purchaser”, as used herein, shall mean the prospective record owner or owners of the shares of Common Stock which are the subject of the Outside Offer and all other Persons proposed to have a beneficial interest in such Common Stock. The Selling Shareholder shall transmit copies of the Outside Offer to the Company and Sun within five (5) days after the Selling Shareholder’s receipt of the Outside Offer.

                       (b) Option of Company and Sun.

                               (i) As a result of the foregoing transmittal of the Outside Offer, the Selling Shareholder shall be deemed to have offered in writing to sell to the Company all, but not less than all, of such Selling Shareholder’s shares of Common Stock which are proposed to be purchased in the Outside Offer at the price and upon the terms set forth in the Outside Offer. For a period of ten (10) days after such deemed offer by the Selling Shareholder to the Company, the Company shall have the option, exercisable by written notice to the Selling Shareholder, to accept the Selling Shareholder’s offer, in whole and not in part, as to the Selling Shareholder’s shares of Common Stock that are the subject of the Outside Offer.

                               (ii) If the Company does not exercise its option set forth in the preceding Section 2.2(b)(i), the Selling Shareholder shall be deemed to have offered in writing to sell to Sun all, but not less than all, of such Selling Shareholder’s shares of Common Stock which are proposed to be sold in the Outside Offer at the price and upon the terms set forth in the Outside Offer. For a period of ten (10) days after such deemed offer by the Selling Shareholder to Sun, Sun shall have the option, exercisable by written notice to the Selling Shareholder, to accept the Selling Shareholder’s offer, in whole and not in part, as to the Selling Shareholder’s shares of Common Stock that are the subject of the Outside Offer.

                       (c) Acceptance of the Bona Fide Offer. If, at the end of the option periods described in Section 2.2(b) hereof, the option has not been exercised either by the Company or Sun to purchase all of the Selling Shareholder’s shares of Common Stock proposed to be purchased in the Outside Offer, the Selling Shareholder shall be free for a period of forty-five (45) days thereafter to Transfer up to the number of shares of his, her or its Common Stock proposed to be purchased in the Outside Offer to the Prospective Purchaser at the price and upon the terms and conditions set forth in the Outside Offer, provided that the Prospective Purchaser is not a Person that, directly or indirectly (whether as sole proprietor, partner, manager, consultant, director, officer, employee or agent), owns, manages, operates, controls, finances, engages or participates in the ownership, management, operation or control of any Person that competes with the Company. If such Common Stock is not so transferred within the forty-five (45) day period, the Selling Shareholder shall not be permitted to sell such Common Stock without again complying with this Section 2.2.

                       (d) Notwithstanding anything contained in this Agreement to the contrary, the restrictions on the Transfer of Common Stock set forth in this Section 2.2 shall not apply to Sun or any of its Affiliates and shall not apply with respect to an Exempt Transfer by a Minority Shareholder.

               3. Tag-Along Rights; Drag-Along Rights.

               3.1. Tag-Along Rights. Subject to Section 3.1(f):

                       (a) If Sun at any time proposes to Transfer any shares of Common Stock, then, as a condition precedent thereto, Sun shall afford the Minority Shareholders the right to participate in such Transfer in accordance with this Section 3.1.

                       (b) If Sun wishes to Transfer any shares of Common Stock, it shall give written notice to the Minority Shareholders (a “Notice of Transfer”) not less than ten (10) nor more than thirty (30) days prior to any proposed Transfer of any such shares. Each such Notice of Transfer shall:

                               (i) specify in reasonable detail (A) the number of shares of Common Stock which Sun proposes to Transfer, (B) the identity of the proposed transferee or transferees of such shares, (C) the time within which, the price per share at which, and all other terms and conditions upon which, Sun proposes to Transfer such shares of Common Stock, (D) the percentage of the Common Stock then owned by Sun which Sun proposes to Transfer to such proposed transferee or transferees and (E) a representation that such proposed transferees have been informed of the tag-along rights provided for in this Section  3.1 and have agreed to purchase shares of Common Stock in accordance with the terms hereof;

                               (ii) make explicit reference to this Section 3.1 and state that the right of the Minority Shareholders to participate in such Transfer under this Section 3.1 shall expire unless exercised within ten (10) days after receipt of such Notice of Transfer; and

                               (iii) contain an irrevocable offer by Sun to the Minority Shareholders to participate in the proposed Transfer to the extent provided in Section 3.1(c).

                       (c) Each Minority Shareholder shall have the right to participate in the proposed Transfer by transferring to the proposed transferee or transferees up to that number of shares of Common Stock owned by such Minority Shareholders which is equal to the Applicable Percentage (as hereinafter defined) (or, if such Minority Shareholders shall elect, any lesser percentage) of the shares of Common Stock proposed to be transferred by Sun, at the same price per share and on the same terms and conditions as are applicable to the proposed Transfer by Sun (and, if and to the extent such Minority Shareholders shall exercise such right, then the number of shares of Common Stock to be sold by Sun in such transaction shall be correspondingly reduced). As used herein, the term “Applicable Percentage” as applied to a Minority Shareholder on any date shall mean a fraction (expressed as a percentage), the numerator of which is the aggregate number of shares of Common Stock owned by such Minority Shareholder on such date and the denominator of which is the total number of shares of Common Stock owned by all Shareholders on such date (calculated on a fully diluted basis).

                       (d) Each Minority Shareholder must notify Sun, within ten (10) days after receipt of the Notice of Transfer, if he, she or it desires to accept such offer and to Transfer any shares of Common Stock owned by such Person in accordance with this Section 3.1. The failure of a Minority Shareholder to provide such notice within such 10-day period shall, for the purposes of this Section 3.1, be deemed to constitute a waiver by such Person of his, her or its right to sell any of his, her or its shares of Common Stock in connection with the proposed Transfer described in such Notice of Transfer. Sun will use its commercially reasonable efforts to obtain the agreement of the prospective transferee or transferees to the participation of the Minority Shareholders in such proposed Transfer. The Minority Shareholders shall not be obligated to sell any shares of Common Stock pursuant to this Section 3.1. Any and all sales of Common Stock by any of the Minority Shareholders pursuant to this Section 3.1 shall be made concurrently with the sale of Common Stock by Sun.

                       (e) If the Transfer described in any Notice of Transfer is not consummated within ninety (90) days following the date upon which such Notice of Transfer is given or if there is any change in the terms pursuant to which such Transfer is to be consummated, then, prior to consummating such Transfer, Sun must again comply with the provisions of this Section 3.1.

                       (f) Notwithstanding anything to the contrary contained in this Section 3.1, the Minority Shareholders shall not have any rights pursuant to this Section 3.1 to participate (1) in any Exempt Transfer by Sun or (2) any one or more Transfers by Sun not to exceed in the aggregate ten percent of the number of shares of Common Stock owned by Sun as of the date hereof.

               3.2 Drag-Along Rights.

                       (a) If at any time following the date hereof, Sun shall enter into an agreement to sell at least 50% of the shares of Common Stock (and all securities convertible into and exercisable or exchangeable for shares of Common Stock) of the Company to any Person or group of Persons who are not affiliated with Sun, then Sun may require that the Minority Shareholders sell the same percentage of their Common Stock to such transferee or transferees as the percentage of Common Stock then owned by Sun which Sun proposes to Transfer to such proposed transferee or transferees at the same price per share and on the same terms and conditions as are applicable to the proposed sale by Sun.

                       (b) In order to exercise the rights under Section 3.2(a), Sun must give notice to the Minority Shareholders not less than ten (10) days prior to the proposed date upon which the contemplated sale is to be effected. In addition, Sun shall furnish to the Minority Shareholders all such agreements, documents and instruments to be executed in connection with such transaction and shall afford the Minority Shareholders a reasonable period of time (but in any event not less than 5 business days) within which to review such agreements, documents and instruments.

               4. Preemptive Rights.

                       (a) Notice and Exercise. The Company shall, prior to any proposed issuance by the Company to Sun or its Affiliates of any shares of capital stock or securities representing the right to acquire shares of capital stock (“Rights”) (other than debt securities with no equity feature), offer to the Minority Shareholders by written notice the right, for a period of ten (10) days from the date on which such notice is postmarked, hand delivered or faxed, to purchase for cash at an amount equal to the price or other consideration for which such capital stock or Rights are to be issued, a number of such shares of capital stock or Rights so that, after giving effect to such issuance (and the conversion, exercise and exchange into or for (whether directly or indirectly) shares of capital stock of all Rights), each such Minority Shareholder will continue to maintain his, her or its same percentage equity ownership in the Company represented by the shares of Common Stock owned by each such Minority Shareholder as of the date of such notice.

                       (b) Exceptions. Notwithstanding any other provision of this Agreement to the contrary, the preemptive rights of the Minority Shareholders pursuant to this Section 4 shall not apply to securities issued (A) upon conversion or exchange of any of the shares of Common Stock, (B) as a stock dividend or upon any subdivision of shares of Common Stock, (C) pursuant to subscriptions, warrants, options, convertible securities, or other rights, issued, or to be issued, under any stock incentive plan approved by the Company’s Board of Directors and in place from time to time for the benefit of the Company’s directors, employees, consultants or independent contractors, (D) to any Person other than Sun or its Affiliates, or (E) pursuant to that certain Agreement and Plan of Merger dated March 31, 2003 by and among the Company, Sun and the other Persons listed on the signature pages thereto (the “Merger Agreement”), any of the transactions contemplated by the Merger Agreement, any of the agreements contemplated by the Merger Agreement (including, without limitation, the Credit Support Agreement (as defined in the Merger Agreement)), or any of the transactions contemplated by such agreements.

                       (c) Acceptance. The Company’s written notice to the Minority Shareholders shall describe the capital stock or Rights proposed to be issued by the Company to Sun or its Affiliates and specify the number of shares, price and payment terms. Each Minority Shareholder may accept the Company’s offer as to the full number of shares of capital stock or Rights offered to him, her or it or any lesser number, by written notice thereof given by him, her or it to the Company prior to the expiration of the aforesaid 10-day period, in which event the Company shall promptly sell and each Minority Shareholder shall buy, upon the terms specified, the number of shares of capital stock or Rights agreed to be purchased by such Person. The Company shall be free at any time prior to ninety (90) days after the date of its notice of offer to the Minority Shareholders, to offer and sell to Sun or its Affiliates or any third party or parties the remainder of such capital stock or Rights proposed to be issued by the Company (including but not limited to the securities not agreed by the Minority Shareholders to be purchased by them), at a price and on payment terms no less favorable to the Company than those specified in such notice of offer to the Minority Shareholders. However, if such third party sale or sales are not consummated within such ninety (90) day period, the Company shall not sell such capital stock or Rights as shall not have been purchased within such period without again complying with this Section 4.

               5. Voting; Tax Election.

                       (a) Each Minority Shareholder agrees to vote the shares of Common Stock owned or controlled by it, him or her in the manner specified by Sun with respect to: (i) any sale of all or substantially all of the assets of the Company or any of its subsidiaries to a Person not an Affiliate of Sun; (ii) any acquisition, merger or consolidation involving the Company or any of its subsidiaries in which a Person (or group of Persons acting in concert) not an Affiliate (or Affiliates) of Sun shall own in excess of 50% of the surviving corporation of such acquisition, merger or consolidation; (iii) any transaction to which Section 3.1 or Section 3.2 applies; (iv) the election of the members of the Company’s board of directors; and (v) any other matter on which the shareholders of a Colorado corporation generally have a right to vote.

                       (b) Each Minority Shareholder hereby grants to Sun an irrevocable proxy to vote all shares of Common Stock now or hereafter owned or controlled by each of them in accordance with the agreements contained in this Section 5; provided, however, notwithstanding the foregoing, any proxy granted pursuant to this Section 5 shall automatically terminate on the date this Agreement terminates pursuant to Section 7 below.

                       (c) Sun hereby agrees to vote the shares of capital stock of the Company owned or controlled by it so that one (1) representative designated by Hollger shall be elected to the Company’s board of directors (the “Hollger Director”). The Hollger Director initially shall be Gary Holloway. In the event that the Hollger Director ceases to serve as a member of the Company’s board of directors during his or her term of office, the resulting vacancy on the Company’s board of directors shall be filled by a representative designated by Hollger, as provided hereunder, and acceptable to a majority of the members of the Company’s board of directors in their good faith discretion. If Hollger fails to designate a representative to serve on the Company’s board of directors pursuant to this Section 5(c), the election of an individual to such directorship shall be accomplished in accordance with the Company’s bylaws and applicable law. Notwithstanding anything to the contrary contained in this Agreement, (i) so long as this Section 5(c) is in full force and effect, neither Sun nor any Affiliate of Sun shall Transfer to any Affiliate of Sun any shares of capital stock of the Company owned or controlled by it unless, prior to such Transfer, such Affiliate agrees in writing to be bound by this Section 5(c), (ii) the only rights Hollger shall have under this Agreement are the rights specified in this Section 5(c) and (iii) this Section 5(c) shall terminate and be of no further force and effect on December 31, 2004.

               6. Legends. So long as any shares of Common Stock are subject to the provisions of this Agreement, all certificates or instruments representing such securities shall bear a legend in substantially the following form:

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS OF THE SHAREHOLDERS AGREEMENT DATED AS OF APRIL __, 2003 AMONG THE ISSUER HEREOF AND CERTAIN OTHER PERSONS, A TRUE AND CORRECT COPY OF WHICH IS ON FILE AT THE ISSUER’S CHIEF EXECUTIVE OFFICE. UPON WRITTEN REQUEST TO THE ISSUER, A COPY THEREOF WILL BE MAILED OR OTHERWISE PROVIDED WITHOUT CHARGE WITHIN TEN (10) DAYS OF RECEIPT OF SUCH REQUEST TO APPROPRIATELY INTERESTED PERSONS.

               7. Termination of this Agreement. This Agreement shall terminate on the last to occur of (a) the date on which Sun and its Affiliates no longer own or control at least 25% of the Common Stock on a fully diluted basis and (b) the date on which Sun and its Affiliates no longer control the Company’s Board of Directors.

               8. Notices. All communications provided for herein shall be in writing and sent (a) by facsimile if the sender on the same day sends a confirming copy of such communication by a recognized overnight delivery service (charges prepaid), (b) by a recognized overnight delivery service (charges prepaid), or (c) by messenger. The respective addresses of the parties hereto for the purposes of this Agreement are set forth on Exhibit A attached hereto. Any party may change its address (or facsimile number) by notice to each of the other parties in accordance with this Section 8. The date of giving or making of any such communication shall be, in the case of clauses (a) and (c), the date of the receipt; and, in the case of clause (b), the business day next following the date such communication is sent.

               9. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, executors, successors and assigns, who, upon acceptance thereof, shall, without further action, be (i) entitled to enforce the applicable provisions and enjoy the applicable benefits hereof and (ii) bound by the terms and conditions hereof.

               10. Amendment and Waiver. Except as otherwise provided herein, no modification, amendment, or waiver of any provision of this Agreement will be effective unless such modification, amendment, or waiver is approved in writing by the Company, the holders of at least a majority of the Minority Shares and Sun and, only in the case of a modification, amendment, or waiver of any provision of Section 5(c) hereof, Hollger; provided that execution of a joinder hereto shall not be considered a modification, amendment or waiver of any of the provisions of this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

               11. Remedies. Any Person having rights under any provision of this Agreement shall be entitled to enforce their rights under this Agreement specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor; provided, however the parties hereto stipulate that the remedies at law of any party hereto in the event of any default or threatened default by any other party hereto in the performance of or compliance with the terms hereof are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced (without posting a bond or other security) by a decree for the specific performance thereof, whether by an injunction against violation thereof or otherwise.

               12. Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each party hereto submits to the jurisdiction of any state or federal court sitting in the State of Delaware, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each party hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. Any party may make service on any other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 8 above. Nothing in this Section 12, however, shall affect the right of any party to bring any action or proceeding arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted by law or at equity. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTY IN RESPECT OF ITS, HIS OR HER OBLIGATIONS HEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

               13. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.

               14. Entire Agreement. Except as otherwise expressly set forth herein, this Agreement, those documents expressly referred to herein, and the other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements, or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

               15. Counterparts. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together shall constitute one and the same agreement.

               16. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

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               IN WITNESS WHEREOF, the parties hereto have executed this Shareholders Agreement on the day and year first above written.

SAN HOLDINGS, INC.

By: _________________________________ Name: Title:

SUN SOLUNET, LLC

By: _________________________________ Name: M. Steven Liff Title: Vice President

HOLLGER LLC

By: _________________________________ Name: Title:

MINORITY SHAREHOLDERS

______________________________________ Michael J. Phelan and Sarah H. Phelan

Exhibit A

Addresses for Notices

(a) If to the Company, to it at:

SAN Holdings, Inc. 900 W. Castleton Road, Suite 100 Castle Rock, CO 80104 Attn: Chief Executive Officer Telecopy: (303) 814-0693

with a copy to:

Sun Capital Advisors II, L. P.
5200 Town Center Circle, Suite 470
Boca Raton, Florida 33486
Attention: Marc J. Leder
                  Rodger R. Krouse
                  C. Deryl Couch
Telecopy No.: (561) 394-0540

and

Kirkland & Ellis
200 East Randolph Drive
Chicago, IL 60601
Attention: Douglas C. Gessner
Telecopy No.: (312) 861-2200

(b) If to Sun Solunet, LLC, to it at:

Sun Solunet, LLC c/o Sun Capital Advisors II, L. P. 5200 Town Center Circle, Suite 470 Boca Raton, Florida 33486 Attention: Marc J. Leder Rodger R. Krouse C. Deryl Couch Telecopy No.: (561) 394-0540

with a copy to: Kirkland & Ellis 200 East Randolph Drive Chicago, IL 60601 Attention: Douglas C. Gessner Telecopy No.: (312) 861-2200

(c) If to Michael J. Phelan and Sara H. Phelan, to them at:

Michael J. Phelan and Sara H. Phelan 069 Heartsease Drive West Chester, PA 19382

(d) If to Hollger LLC, to it at:

Hollger LLC c/o Five Mile Ventures 96B Rowayton Avenue Rowayton, CT 06853